News

Contact:
Investors	Media
Gary Peacock	Barry Koling
(404) 658-4879	(404) 230-5268

For Immediate Release

August 10, 2004

SunTrust CFO John W. Spiegel To Retire; Mark A. Chancy Named Successor

Company Cites "Continuity in Conservative Financial Stewardship"

ATLANTA – SunTrust Banks, Inc. (NYSE: STI) today announced that John W. Spiegel will retire as the Company's Chief Financial Officer following a 40-year career. Mr. Spiegel, 63, joined the Company in 1965, was named Executive Vice President and CFO in 1985, and has served as vice chairman and CFO since 2000.

Succeeding Mr. Spiegel as Chief Financial Officer is Mark A. Chancy, who currently serves as SunTrust's Treasurer. Mr. Chancy was also named a Senior Executive Vice President of SunTrust and a member of the Company's Policy Committee. The succession is effective immediately; Mr. Spiegel will participate in the transition process in a consulting role until his retirement becomes effective March 31, 2005.

Gary Peacock, Jr. will succeed Mr. Chancy in the Treasurer role, which he will add to his current responsibilities as Director of Investor Relations and Corporate Communications.

"SunTrust's well deserved reputation for conservative financial stewardship and integrity in financial management is largely attributable to John Spiegel's steady leadership of a critical function during a period of growth for our Company and change in our industry," said L. Phillip Humann, SunTrust Chairman, President and Chief Executive Officer. "The orderly transition we are announcing today, under which two key SunTrust executives assume expanded roles, will ensure continuity of the high standards he has set as SunTrust continues to deliver strong, consistent, high- quality earnings growth."

Mr. Humann also noted that "all of us who have had the pleasure of working personally with John over the years have developed the greatest respect for him not only for his significant contributions to our Company, but for his role as an industry leader and an individual with a special blend of grace, cultural awareness and sense of community commitment."

As Chief Financial Officer, Mr. Chancy will be responsible for SunTrust's finance-related functions including Accounting, Strategic Finance, Tax, Investor Relations and Treasury.

As SunTrust Treasurer, Mr. Peacock will assume additional responsibility for the Company's Asset and Liability Management process as well as its Treasury Capital Markets, Funds Transfer Pricing, Economic Capital, Economist, and Merger and Acquisition Analytics units. Mr. Peacock retains responsibility for the Company's relationships with investors, security analysts and other members of the investment community.

SunTrust Banks, Inc., headquartered in Atlanta, Georgia, is one of the nation's largest commercial banking organizations. As of June 30, 2004, SunTrust had total assets of $128.1 billion and total deposits of $85.5 billion. The company operates through an extensive distribution network primarily in Florida, Georgia, Maryland, Tennessee, Virginia and the District of Columbia and also serves customers in selected markets nationally. Its primary businesses include deposit, credit, trust and investment services. Through various subsidiaries the company provides credit cards, mortgage banking, insurance, brokerage and capital markets services. SunTrust's Internet address is www.suntrust.com.

***

John W. Spiegel began his career at SunTrust as trainee in 1965. In 1967 he developed and managed SunTrust's bond portfolio advisory and accounting service, and beginning in 1973 he managed the data processing function. Mr. Spiegel was named Treasurer of SunTrust Banks of Georgia in 1978. He became an Executive Vice President of SunTrust Banks, Inc. in 1985, and was promoted to Vice Chairman in 2000.

Mr. Spiegel serves on the boards of directors for several organizations including the Rock-Tenn Company, Bentley Pharmaceuticals, Colonial Properties Trust, Woodruff Arts Center, High Museum of Art, Young Audiences of Atlanta, Children's Healthcare of Atlanta, and the Bank Administration Institute (BAI). Mr. Spiegel is chairman of the board of Atlanta College of Art and he is a member of the Dean's Advisory Council at the Goizueta Business School at Emory University. He is a past board member for the Student Loan Marketing Association, Suburban Lodges of America, the Alliance Theatre Company, the Atlanta Opera, Morehouse School of Medicine, American Cardiovascular Research Institute, the Atlanta Contemporary Art Center, United Way of Atlanta, and Leadership Atlanta.

Mr. Spiegel earned a bachelor's degree in economics and political science from Wabash College in 1963 and a master's of business administration from the Goizueta Business School at Emory University in 1965. He was a doctoral candidate at the Nova Southeastern University in Fort Lauderdale, Florida from 1993 to 1999. Mr. Spiegel's book, Banking Redefined, was published in 1996, and he has contributed articles on banking to a wide variety of journals.

Mark A. Chancy began his 17-year career in financial services in 1986 when he joined The First Boston Corporation in New York. In 1989, he joined the corporate finance department at The Robinson-Humphrey Company. He was named the firm's Chief Financial Officer in 1997 and elected to Robinson-Humphrey's Board of Directors in 1998. Mr. Chancy became part of SunTrust when the Company acquired Robinson-Humphrey in 2001, and he was appointed Treasurer in August of that year.

Mr. Chancy holds a B.B.A. degree in Finance from Southern Methodist University, and an M.B.A. from the J.L. Kellogg Graduate School of Management.

Gary Peacock, Jr. joined SunTrust in 2000 as the Strategic Finance Officer for the retail line of business, and assumed his current role as Director of Investor Relations and Corporate Communications the following year. Mr. Peacock has been in banking for more than 20 years. He started his career with Barnett Banks, Inc. in Florida where he advised their community banks on strategy and marketing issues. Subsequently, he served as Chief Financial Officer and, later, Director of Retail Banking for one of the Company's metropolitan banks, Chairman/President/CEO of one of their community banks, and Director of Mass Consumer Marketing for the bank holding company.

Mr. Peacock holds a B.S. in Finance from the University of Florida, and an M.B.A. from the University of North Carolina at Chapel Hill.

# # #